FOR IMMEDIATE RELEASE	EXHIBIT 99.1

RUSSELL H. PACKER JOINS eDIGITAL BOARD OF DIRECTORS

(SAN DIEGO, CA, – August 22, 2016) – e.Digital Corporation (OTCQB: EDIG), a long standing source of innovation and future-defining patented technologies, today announced the appointment of Russell H. Packer as an independent director of the Company. Mr. Packer’s appointment expands the Board to 5 directors, 4 of whom are independent directors. Mr. Packer will be a member of the Company’s Audit committee.

“Russ’s many years of business experience across important industries will add a valuable perspective to our Board of Directors,” said Fred Falk, president and CEO of eDigital. “We are excited that he has joined our board and we look forward to benefitting from his judgement and expertise.”

Mr. Packer is Chief Financial Officer of GeoOptics, Inc., a company engaged in the collection and sale of Environmental Earth Observation data for use in operational monitoring and forecasting applications. Data products include global atmospheric temperature and pressure profiles, data about water, and space weather data.

“eDigital is at a strategic inflection point with open-ended opportunities and I look forward to contributing to the Company’s future success,” said Mr. Packer.

Mr. Packer is the former CFO of Geometric Results Incorporated (“GRI”), a Ford Motor Company business and technology services subsidiary. During his eight-year tenure at GRI, revenue increased from $3 million per month to over $800 million per year. Russ previously spent five years as a financial executive with Coca-Cola, including work on the IPO of Coca-Cola Enterprises, and ten years in investment banking with Shoreline Partners and Delphos Group. He holds a B.S. in Business Administration and an MBA from USC.

About e.Digital Corporation: For more than 27 years, e.Digital's ideas and inventions have impacted the evolution of consumer products. Today, e.Digital innovations, including its Flash-R™ portfolio of flash memory-related patents, and Nunchi® portfolio, are essential to many portable consumer electronic products. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include the substantial uncertainties inherent in pursuing patent enforcement activities including, but not limited to the risks and costs of litigation and support activities, the timing and amount of settlements/licenses if any, the acceptance of existing and future products and technologies, the difficulty of commercializing and protecting new technology such as the Company's Nunchi, microSignet, Synap and other technologies, the impact of competitive products, technologies and pricing, general business and economic conditions, and other factors detailed in the Company's Annual Report on Form 10-K and other periodic reports filed with the SEC. Except as required by law, the Company specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT: e.Digital Corporation: Investor Relations, (858) 304-3016 ext. 205, ir@edigital.com